Exhibit 11.2

Consent of Independent Public Accounting Firm

We consent to the inclusion in the foregoing Form 1-A Regulation A Offering Statement of Escalate Wealth REIT I, Inc. (the “Company”) of our report dated July 31, 2020 relating to our audit of the Company’s balance sheet as of July 16, 2020, and the related notes to the balance sheet to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts”

/S/ SQUAR MILNER LLP

Irvine, California

July 31, 2020